UNBILLED LINE ADDENDUM TO

FACTORING AGREEMENT

This Unbilled Line Addendum to Factoring Agreement (this “Unbilled Line Addendum”), is dated as of October 10, 2018 (the “Effective Date”) by and between CSNK Working Capital Finance Corp. d/b/a Bay View Funding (“Buyer”) having a place of business at 2933 Bunker Hill Lane, Suite 210, Santa Clara, CA 95054-1152, and Precision Opinion, Inc., a Nevada Corporation (“Seller”) having its principal place of business and chief executive office at 101 Convention Center Drive, Plaza 125, Las Vegas, NV 89109-2004. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Factoring Agreement (“Factoring Agreement”) of even date herewith entered into between Buyer and Seller.

RECITALS

Whereas, Buyer and Seller are parties to the Factoring Agreement, as amended, modified, supplemented or restated from time to time, pursuant to which Buyer has purchased or will purchase, in its discretion, Accounts from Seller.

Whereas, in conjunction with the Factoring Agreement, Seller has requested that Buyer provide Seller with accommodations to finance the amounts due for goods delivered and/or services rendered, prior to the time that actual invoices in written or electronic form are actually created, for the purpose of facilitating funding for Seller’s operations, so long as there is no Event of Default hereunder or the under terms of the Factoring Agreement (the “Unbilled Line”).

Whereas, Buyer is willing to provide Unbilled Line financing pursuant to the terms and conditions set forth in this Addendum and the Factoring Agreement, which Addendum shall become and is now part of the Factoring Agreement.

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, and with the intent to be legally bound thereby, Buyer and Seller, with the consent of Guarantors, hereby agree as follows:

1. Definitions. In addition to the definitions contained in the Factoring Agreement and elsewhere in this Unbilled Line Addendum, the following terms are specifically defined for use herein:

“Unbilled Line Availability Limit” Shall mean the lesser of Six Hundred Thousand Dollars ($600,000) or Twenty-Five Percent (25%) of the outstanding advances under the Factoring Agreement at the time of any request for funding under this Addendum.

Unbilled Line Maximum Amount” shall mean Six Hundred Thousand Dollars ($600,000).

2. Unbilled Line. Upon the request of Seller, and so long as there is availability under the terms of the Factoring Agreement and this Addendum, and no Event of Default has occurred and is continuing, Buyer may, but is not required to, make Advances to Seller, within the Unbilled Line Availability Limit, on a revolving basis. All advances under this addendum are discretionary and are made pursuant to Buyer’s sole discretion. The Unbilled Line shall be a subline within and part of the Factoring Agreement and at no time shall the total of the Unbilled Line Advances exceed the Unbilled Line Maximum Amount and the aggregate amount of Unbilled Line Advance together with advances made under the Factoring Agreement unrelated to the Unbilled Line exceed the Maximum Credit. In addition to the Unbilled Line Availability Limit and Unbilled Line Maximum Amount, the amount available to be advanced with respect to the Unbilled Line shall not exceed Seventy Percent (70%) of the value of the applicable goods delivered or services rendered, immediately prior the Advance being made (which amount earned but unbilled shall be referred to herein as “Unbilled Account”).

3. Unbilled Line Advances and Fees included in Obligations. Advances made on the Unbilled Line (“Unbilled Line Advances”), as well as all of the fees accrued thereon, shall be deemed included in the “Obligations” and shall be secured by the Collateral pursuant to the terms of the Factoring Agreement. Once an Unbilled Account is billed (thereafter, a “Billed Account”), it shall be assigned to and factored with Buyer pursuant to the terms of the Factoring Agreement. The Advances to be made on the newly created Billed Account shall be first used to repay the Advances made on the Unbilled Account with the excess availability, if any, advanced pursuant to and consistent with the terms of the Factoring Agreement.

4. Fees on the Unbilled Line Advances. Advances made on the Unbilled Line shall incur fees as provided in Section 3 of the Factoring Agreement. Upon the occurrence and during the continuance of an Event of Default, Unbilled Line Advances shall be subject to the Default Rate pursuant to the Factoring Agreement.

5. Sale of Account. Despite that no invoice has been generated at the time an Unbilled Line Advance is made, the amounts due Seller are still Accounts based on the definition of Account in the UCC. Thus, the Accounts due for which an Unbilled Line Advance is made shall be deemed sold to Buyer upon the making of the Unbilled Line Advance attributable to such Account notwithstanding that no invoice has then been generated. The lack of an invoice relating to Unbilled Line Advance(s) made by Buyer to Seller for goods delivered or services rendered by Seller to the Account Debtor shall not be an Event of Default as it relates to such Account(s). However, once the Account relating to the Unbilled Line Advance has been factored based upon goods having been delivered in full and services having been completed for the billing period in question, an invoice shall be required and it shall be an Event of Default for Account to not be supported by a completed invoice issued to the Account Debtor and factored with Buyer.

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6. Payment Terms. The Unbilled Line shall be subject to the repayment terms contained in this Section.

6.1	Seller shall repay the Unbilled Line, and the accrued fees thereon, as follows:

6.1.1 Absent an Event of Default, Seller shall pay to Buyer amounts advanced on the Unbilled Line Addendum attributable to the Unbilled Account and fees accrued thereon based on amounts available for the Invoice issued and factored with Buyer pursuant to the terms of the Factoring Agreement attributable and generated subsequent to the Unbilled Account. An Invoice for the Unbilled Account relating to the advance made under this Unbilled Line Addendum must be generated and assigned to and factored with Buyer by the 3rd business day after the Invoice is generated and no later than the 3rd business day following the day in which the applicable Unbilled Line Advance has been made on such Unbilled Account. The failure to do either of the foregoing shall constitute, an “Event of Default”. Any amounts available for an Advance attributable to an Invoice related to the amount of Advances made under the Unbilled Line factored with Buyer in excess of the amounts repaid, may then be made available for an Advance pursuant to and in accordance with the terms of the Factoring Agreement. The principal amount outstanding at the end of each month may not exceed the Maximum Credit under the Factoring Agreement or the Unbilled Line Maximum Amount.

6.1.2 If not sooner paid, absent an Event of Default, Seller shall pay to Buyer the remaining outstanding principal balance of the Unbilled Line Advance(s), together with all accrued and unpaid fees thereon on the last day of the Initial Term (unless the term is extended pursuant to the terms of the Factoring Agreement).

6.2	Notwithstanding the provisions of Section 8 to the contrary, the outstanding principal balance of the Unbilled Line Addendum, and all accrued and unpaid fees, costs, expenses and attorney’s fees thereon, will be immediately due and payable upon the termination of the Factoring Agreement, regardless of how such termination occurs.

7. Voluntary Prepayment. Seller may prepay amounts outstanding on the Unbilled Line at any time, without premium or penalty. Such payment may then be first applied to the accrued and unpaid fees, costs, expenses and attorney’s fee then outstanding on the Unbilled Line Advances outstanding and thereafter to the payments of principal and fees due owing. Such application of payments made shall be made in Buyer’s sole discretion.

8. Conditions Precedent. This Unbilled Line Addendum shall become effective upon execution and delivery by Seller this letter and the fully executed Factoring Agreement.

9. Seller’s Representations and Warranties. Seller makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as this Unbilled Line remains in effect and until the Obligations have been repaid in full:

9.1 Due Authorization. This Unbilled Line has been duly authorized by the Board of Seller and the officer(s) executing this Unbilled Line Addendum on behalf of Seller has been duly authorized to do so by the Board of Seller.

9.2 Binding Agreement. This Unbilled Line Addendum is the valid, binding and legally enforceable obligation of Seller in accordance with its terms.

9.3 No Conflict. The execution, delivery and performance by Seller of this Unbilled Line Addendum: (a) shall not constitute an event of default under any agreement, indenture or undertakings to which Seller is a party or by which Seller or any of its property may be bound or affected; (b) are not in contravention of or in conflict with any law or regulation applicable to Seller; and (c) do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof except for liens in favor of the Buyer and the Permitted Liens.

10. Binding Agreement. This Unbilled Line Addendum shall be binding and deemed effective when executed by Seller and accepted and executed by Buyer.

11. Section Headings. Section headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Unbilled Line Addendum.

12. Interpretation. Neither this Unbilled Line Addendum nor any uncertainty or ambiguity herein shall be construed or resolved against Buyer or Seller, whether under any rule of construction or otherwise. On the contrary, this Unbilled Line Addendum has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

13. Severability. Each provision of this Unbilled Line Addendum shall be severable from every other provision of this Rider for the purpose of determining the legal enforceability of any specific provision.

14. Modification and Merger. This Unbilled Line Addendum cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations, if any, relating to the Unbilled Line are merged into this Unbilled Line Addendum.

15. Incorporation into Factoring Agreement. This Unbilled Line Addendum and all of the terms, covenants, warranties, conditions, agreements and representations contained herein are incorporated into and deemed part of the Factoring Agreement.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties have executed this Unbilled Line Addendum as of the date first hereinabove written.

SELLER

PRECISION OPINION, INC.

By:	/s/ James T. Medick
Name/Title:	JAMES T. MEDICK, PRESIDENT

BUYER

CSNK WORKING CAPITAL FINANCE CORP. D/B/A BAY VIEW FUNDING

By:	/s/Andrew Aquino
Title:	Executive Vice President
Date:	October 12, 2018

NOTARY ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of           Nevada                       )

County of             Clark                     )

On          October 10, 2018          before me,          Michael J. Moore          , personally appeared

Date                                                             Print Name of Notary

JAMES T. MEDICK, PRESIDENT,

Name and Title of Signer

who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that h e executed the same in his/her/their authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of          Nevada          that the foregoing

paragraph is true and correct.

WITNESS my hand and official seal.

Signature                   /s/ Michael J. Moore                   (Seal)

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